Exhibit 99.1

Optinose Appoints Victor Clavelli as Chief Commercial Officer

YARDLEY, Pa., Feb. 19, 2020 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced the appointment of Victor M. Clavelli as Chief Commercial Officer.

Mr. Clavelli joins Optinose from Pfizer, where in the course of an accomplished 20-year career he held leadership roles including marketing, sales, and regulatory affairs. Most recently, he served as the North American President for Inflammation and Immunology with responsibility for a portfolio spanning topical, small molecule oral, and biologic agents.

“Our entire team is excited to welcome Vic into our organization,” stated Ramy Mahmoud, M.D., M.P.H., President and Chief Operating Officer of Optinose. “We have all been impressed by not only his breadth of hands-on and leadership commercial experiences, but more specifically by his proven ability to plan and deliver brand growth. Vic’s hiring is an important step as we focus on accelerating the uptake of XHANCE for treatment of appropriate patients and on establishing Optinose as a leader in innovations that help patients treated by ENT and allergy physicians.”

“I am thrilled to join Optinose and to work with this talented team on XHANCE and future products for patients treated by ENT and allergy specialists,” said Vic Clavelli. “I look forward to advancing treatment options for healthcare professionals, payers, and most importantly for the approximately 30 million patients in the US suffering from chronic nasal inflammatory diseases.
In addition, I expect to start preparing soon for a potential successful conclusion of the Phase 3 clinical program that aims to submit an sNDA for XHANCE to become the first FDA approved drug product for the treatment of chronic sinusitis.”

Mr. Clavelli earned a Bachelor of Science in Physics from Fairfield University and an MBA from the Stern School of Business at New York University and started his career in the medical device industry with responsibilities for regulatory and clinical affairs across a range of therapeutic areas.

Inducement Grant under Nasdaq Listing Rule 5635(c)(4)
In connection with his appointment, the Compensation Committee of the OptiNose, Inc. Board of Directors granted Mr. Clavelli a non-qualified stock option to purchase up to 90,000 shares of the Company’s common stock at a per share purchase price equal to $7.41 (which was the closing price of a share of the Company’s common stock on the NASDAQ Global Select Market on the date of grant, February 18, 2020) and will be granting Mr. Clavelli 60,000 restricted stock units (RSUs) on or before March 31, 2020. The non-qualified stock option and the RSUs are being granted to Mr. Clavelli as an inducement material to him accepting employment with the Company and are being granted outside of the OptiNose, Inc. 2010 Stock Incentive Plan, as amended and restated, in accordance with Nasdaq Listing Rule 5635(c)(4). The non-qualified stock option will vest over four years, with one-fourth of the shares underlying the stock option vesting on the first anniversary of the grant date and the remainder of the shares vesting in 36 equal monthly installments thereafter. The RSU will vest over four years, with one-fourth of the RSUs vesting on the first anniversary of the grant date and the remainder of the RSUs vesting in twelve equal quarterly installments thereafter. The vesting of shares underlying the non-

Exhibit 99.1
qualified stock option and the RSUs is subject to Mr. Clavelli’s continuous service with the Company through each such vesting date and is subject to potential vesting acceleration under certain circumstances pursuant to the terms of his employment agreement with the Company.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential for XHANCE to be the first FDA approved drug product for chronic sinusitis and other statements regarding the Company's future operations, prospects, objectives and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: uncertainties and delays relating to the initiation, enrollment, completion and results of clinical trials; potential for varying interpretation of clinical trial results; risks and uncertainties relating to FDA approval; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in our most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and we undertake no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

About Optinose
Optinose is a global specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S., the U.K. and Norway. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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